1 CUSTOMERS BANCORP, INC. AMENDED AND RESTATED INSIDER TRADING POLICY (Effective September 26, 2016 / Approved October 29, 2025) Purpose This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Customers Bancorp, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in securities of that company; or (ii) providing material nonpublic information to other persons who may engage in transactions in such securities on the basis of that information. Unless the context otherwise requires, references in this Policy to the “Company” include subsidiaries of the Company. Persons Subject to the Policy This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, all members of the Board of Directors of any subsidiary of the Company, and all employees of the Company and its subsidiaries, and to the Company itself and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. Transactions Subject to the Policy This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company has issued or may issue in the future, including (but not limited to) preferred stock, convertible debt securities and warrants, as well as derivative securities that are not issued by the Company, including, without limitation, exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions in securities subject to this Policy include, but are not limited to, purchases, sales and bona fide gifts of Company Securities and decisions regarding participation in the Company’s Employee Stock Purchase Program (“ESPP”).

2 Individual Responsibility Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company, to not engage in transactions in Company Securities while in possession of material nonpublic information and must avoid the appearance of illegal or improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or any director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.” Administration of the Policy The Company’s Corporate Secretary shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, the Company’s Chief Executive Officer or another employee designated by the Company’s Chief Executive Officer or Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. Statement of Policy It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities: 1. Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;” 2. Recommend that others engage in transactions in any Company Securities; 3. Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or 4. Assist anyone engaged in the above activities. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including, but not limited to, a customer or supplier of the Company

3 or a company that is involved in a potential transaction or similar potential business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material. The Company itself must comply with applicable securities laws with respect to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Definition of Material Nonpublic Information Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of a company’s securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are: • Projections of future earnings or losses, or other earnings guidance; • Changes to previously announced earnings guidance, or the decision to suspend earnings guidance; • Significant regulatory developments impacting the Company; • A pending or proposed merger, acquisition or tender offer; • A pending or proposed acquisition or disposition of a significant asset; • A pending or proposed joint venture; • A Company restructuring; • Significant related party transactions; • A change in dividend policy, the declaration of a stock split, or an offering of additional securities; • Borrowings or other financing transactions out of the ordinary course; • The establishment, amendment or termination of a repurchase program for Company Securities; • A change in the Company’s pricing or cost structure;

4 • Major marketing changes; • A change in executive management; • A change in auditors or notification that the auditor’s reports may no longer be relied upon; • Development of a significant new product, process, or service or the termination of a significant product, process, or service; • Pending or threatened significant litigation, or the resolution of such litigation; • Impending bankruptcy or the existence of severe liquidity problems; • The gain or loss of a significant customer or supplier; • A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or • The imposition of a ban on engaging in transactions in Company Securities or the securities of another company. When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, Dow Jones “broad tape,” a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents such as an 8-K filed with or furnished to the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second trading day after the day on which the information is released. If, for example, the Company were to make an announcement before the New York Stock Exchange opens on a Monday, you should not engage in transactions in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. Transactions by Family Members and Others This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are

5 subject to your influence or control, such as parents or children who consult with you before they engage in transactions in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore should make them aware of the need to confer with you before they engage in transactions in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members. Transactions by Entities that You Influence or Control This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Transactions under Company Plans This Policy does not apply in the case of the following transactions, except as specifically noted: Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. In addition, this exception for stock option exercises does not include the subsequent sale of shares acquired pursuant to the exercise of the option. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock. 401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. Bonus Recognition and Retention Plan. This Policy does not apply to purchases of Company Securities in the Company’s Bonus Recognition and Retention Plan resulting from your periodic contribution of money to the plan pursuant to your deferral election.

6 Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the Employee Stock Purchase Plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your election to participate in the plan for any enrollment period, any changes to your election, and to your sales of Company Securities purchased pursuant to the plan. Transactions Not Involving a Purchase or Sale Bona fide gifts of Company Securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, director or employee is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Mutual fund transactions that are invested in Company Securities are not transactions subject to this Policy. Special and Prohibited Transactions The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below: Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”) Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly,

7 transactions in put options, call options or other derivative securities related to Company Securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.) Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits any persons covered by this Policy from engaging in such transactions. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to engage in transactions in Company Securities, any persons subject to this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan except in very limited circumstances where it is clearly demonstrated that the director, officer, or employee has the capacity to repay the loan without selling the pledged securities. Any person wishing to pledge Company Securities as collateral for a loan must first submit the proposed transaction for approval by the Compliance Officer. Any request for pre-clearance of an arrangement involving the pledge of Company Securities as collateral for a loan must be submitted in writing to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction and evidence of the person’s ability to repay the loan. Pledges of Company Securities must also be submitted to the Company’s Board of Directors for approval. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”) Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.” No standing or limit order may be entered into during a Blackout Period.

8 Additional Procedures The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below. Pre-Clearance Procedures. The directors of the Company, the directors of any subsidiary of the Company, the executive officers of the Company, the executive officers of any subsidiary of the Company, and all other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted in writing to the Compliance Officer at least two business days in advance of the proposed transaction. A form for such purposes is attached as Exhibit A (Trading Clearance Application. The Compliance Officer is under no obligation to approve a transaction submitted for pre- clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. To the extent applicable, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Transactions that have received pre-clearance from the Compliance Officer must be completed within 5 trading days (a “trading day” is a day on which the New York Stock Exchange is open for trading). Transactions that have not been effected within the 5 day period must be resubmitted for pre-clearance. Compliance with the obligations in this Policy remains solely the responsibility of the requestor and the approval of any particular request does not affect that responsibility in any way. Quarterly Trading Restrictions. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning fifteen (15) days prior to the end of each fiscal quarter and ending after the second full trading day following the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after second full trading day following the public release of the Company’s quarterly earnings and ending fifteen (15) days prior to the close of the next fiscal quarter.

9 Under certain very limited circumstances, a person subject to this restriction may be permitted to engage in transactions in Company Securities during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to engage in transaction in Company Securities pursuant to this paragraph during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities. Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not engage in transactions in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an event-specific restriction, you should not engage in transactions in Company Securities while aware of material nonpublic information. The Compliance Officer is not authorized to, and will not grant, exceptions during an event- specific trading restriction period. Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.” Rule 10b5-1 Plans Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance, include a formula or similar method for determining the amount,

10 price and date, or delegate exclusive discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report (Form 10-Q, or Form 10-K for plans adopted in the fourth quarter) for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). In addition, each director or officer must include a representation in his or her Rule 10b5-1 Plan certifying that: (i) he or she is not aware of any material nonpublic information; and (ii) he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. Pre-Approval. Any new Rule 10b5-1 Plan, or amendment to a 10b5-1 Plan, must be submitted to the Compliance Officer for approval five business days prior to the entry into the Rule 10b5-1 Plan or amendment. Any Rule 10b5-1 Plan that was entered into prior to the effective date of this Policy must be submitted to the Compliance Officer for approval no fewer than five business days prior to any transaction in securities under such Rule 10b5-1 Plan during a blackout period or while in possession of material nonpublic information. Once a Rule 10b5-1 Plan or amendment is approved by the Compliance Officer, no further pre-approval of transactions conducted pursuant to such Rule 10b5-1 Plan will be required. Post-Termination Transactions This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service. The Compliance Officer may provide a letter to a director, executive officer, or other designated employee, at the Compliance Officer’s discretion, reminding them of their continued obligations under the Policy. Consequences of Violations Transactions in securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others, who then engage in transactions in Company Securities, are prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include, but is not limited to, significant fines, imprisonment, and bans on employment or directorships with public companies. While the regulatory authorities concentrate their efforts on the individuals

11 who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. Company Assistance Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (336) 493-2334 or by e-mail at asachs@customersbank.com. Certification All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy. A Form of Certification is attached to this Policy as Schedule I.

12 Schedule I CERTIFICATION I certify that: 1. I have read and understand Customers Bancorp, Inc.’s Amended and Restated Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy. 2. Since September 29, 2016, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy. 3. I will continue to comply with the Policy for as long as I am subject to the Policy. Signature: ___________________________ Print Name: _________________________ Date: _______________________________

13 CUSTOMERS BANCORP, INC. GUIDELINES FOR RULE 10B5-1 PLANS Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, the “Exchange Act” provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Customers Bancorp, Inc. Amended and Restated Insider Trading Policy (the “Policy”)) that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. As specified in the Policy, a Rule 10b5-1 Plan, or amendment to a 10b5-1 Plan, must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any new Rule 10b5-1 Plan or amendment must be submitted to the Compliance Officer for approval five business days prior to the entry into the Rule 10b5-1 Plan or amendment. Any Rule 10b5-1 Plan that was entered into prior to the effective date of the Policy must be submitted to the Compliance Officer for approval no fewer than five business days prior to any transaction in securities under such Rule 10b5-1 Plan during a blackout period or while in possession of material nonpublic information. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan or amendment will be required once such plan is approved by the Compliance Officer. The following guidelines apply to all Rule 10b5-1 Plans (Note: capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Policy): Blackout Periods. You may not enter into, modify or terminate a Rule 10b5-1 Plan during a quarterly blackout period, an event-specific trading restriction period or while in possession of material nonpublic information. Duration. All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years. Termination. If a Rule 10b5-1 Plan is terminated: • you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan; and • you must wait until the commencement of the next Window Period (as defined in the Policy) before a new Rule 10b5-1 Plan may be adopted;

14 Cooling-Off Period. There is a minimum “cooling-off period” between the date a Rule 10b5-1 Plan is adopted or modified and when trading under the Rule 10b5-1 Plan may commence. • Directors and Officers. With respect to Directors and officers, the applicable cooling-off period is the later of (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. In any event, the required cooling-off period is not to exceed 120 days following adoption or modification of the plan. • Issuers. With respect to the Company itself (i.e., the issuer), there is no cooling off period. • All Other Persons. With respect to persons other than the Company, Directors or Section 16 officers, the applicable cooling-off period is 30 days after the adoption or modification of the trading plan. Representations. When adopting a new or modified Rule 10b5-1 Plan, the person subject to this Policy will be required to include in the plan written representations certifying that he or she (i) is not aware of material nonpublic information about the Company or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5. Multiple Plans Prohibited. Persons subject to the Policy, other than the Company itself, is prohibited from having more than one Rule 10b5-1 trading plan for open market purchases or sales of the Company’s securities. Single-Trade Plans. In any 12-month period, each person subject to this Policy, other than the Company, is limited to one “single-trade plan” (i.e., a 10b5-1 Plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction). Good Faith. 10b5-1 Plans may only be entered into in good faith. (As an example, the SEC notes that influencing the timing of an issuer’s disclosure so that trades under a plan are more profitable would run afoul of this ongoing good faith requirement.) Disclosure of 10b5-1 Plans on Forms 10-Q/10-K. The Company will be required to report, for each quarter: (i) whether any Director or Section 16 officer has adopted, modified or terminated a Rule 10b5-1 plan or non-Rule 10b5-1 trading arrangement and (ii) a description of the material terms of each plan, including the a. name and title of the Director or Section 16 officer; b. date the plan was adopted, modified or terminated; c. plan’s duration; and

15 d. total amount of securities to be purchased or sold under the plan. The Company is not required to disclose pricing terms of any 10b5-1 Plan. Section 16 Obligations. Each director, officer and other person who is or becomes subject to reporting under Section 16 of the Exchange Act understands that the approval or adoption of a preplanned selling program in no way reduces or eliminates such person’s obligations under Section 16, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

16 EXHIBIT A FORM OF TRADING CLEARANCE APPLICATION Capitalized terms used in this Trading Clearance Application are defined in the Insider Trading Policy. Name: Title: Proposed Trade Date: Type of Security to be Traded (Common Stock / Option): Type of Trade (Purchase / Sale / Exercise / Entry into 10b5-1 Plan (if latter, please attach)): Number of Shares to be Traded (if applicable): CERTIFICATION I hereby certify that I am not in possession of any material non-public information about the Company and / or its subsidiaries, including but not limited to Customers Bank. I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities. I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause. By: Name: Date: REVIEW AND DECISION The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s). Name: Date: